UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event reported) March 17, 2016

MDC PARTNERS INC.

(Exact name of registrant as specified in its charter)

Canada (Jurisdiction of incorporation)	001-13718 (Commission File Number)	98-0364441 (IRS Employer Identification No.)

745 Fifth Avenue, 19th Floor, New York, New York 10151

(Address of principal executive offices and zip code)

(646) 429-1800

(Registrant’s Telephone Number)

Check the appropriate box below if the Form 8−K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a−12 under the Exchange Act (17 CFR 240.14a−12)
☐	Pre−commencement communications pursuant to Rule 14d−2(b) under the Exchange Act (17 CFR 240.14d−2(b))
☐	Pre−commencement communications pursuant to Rule 13e−4(c) under the Exchange Act (17 CFR 240.13e− 4(c))

Item 2.02. Results of Operations and Financial Condition

In connection with a confidential offering circular related to the private placement of the Notes (as defined below) by MDC Partners Inc. (the “Company”) described in Item 8.01 below, the Company is disclosing Covenant EBITDA because it is tied to the covenants in the indenture that will govern the Notes.

“Adjusted EBITDA,” a non-U.S. GAAP measure used by management to evaluate ongoing performance, is defined as operating profit (loss) plus (i) depreciation and amortization, (ii) stock-based compensation, (iii) acquisition deal costs, (iv) deferred acquisition consideration adjustments, (v) distributions from non-consolidated affiliates and (vi) other items. “Covenant EBITDA” is defined as Adjusted EBITDA adjusted for certain pro forma and other adjustments as described in the indenture that will govern the Notes. Both Adjusted EBITDA and operating profit (loss) include 100% of consolidated operating profit (loss) for subsidiaries that are not wholly owned by the Company.

The terms Adjusted EBITDA and Covenant EBITDA are not defined under U.S. GAAP, are not measures of operating profit, operating performance or liquidity presented in accordance with U.S. GAAP and are subject to important limitations. These measures do not have standardized meanings prescribed by U.S. GAAP and, therefore, may not be comparable to similarly titled measures presented by other publicly traded companies, nor should they be construed as alternatives to other titled measures determined in accordance with U.S. GAAP. The Company believes that the presentation of Adjusted EBITDA and Covenant EBITDA enhances an investor’s understanding of the Company’s financial performance. The Company believes that Adjusted EBITDA and Covenant EBITDA are useful financial metrics to assess its operating performance from period to period by excluding certain items that the Company believes are not representative of its core business. The Company also believes Adjusted EBITDA and Covenant EBITDA are useful tools to assess the comparability between periods of its ability to generate cash from operations sufficient to pay taxes, to service debt and to undertake capital expenditures because Adjusted EBITDA and Covenant EBITDA eliminate depreciation and amortization expense.

A reconciliation of operating profit (loss), the most directly comparable U.S. GAAP measure, to Adjusted EBITDA and Covenant EBITDA for the periods indicated is as follows:

	Year Ended December 31,
(Dollars in Thousands)	2013	2014	2015

Operating profit (loss)	$(34,594)	$87,749	$72,110
Plus:
Depreciation and amortization	$36,139	$47,172	$52,223
Stock-based compensation(1)	$100,405	$17,696	$17,796
Acquisition deal costs	$2,066	$6,134	$2,912
Deferred acquisition consideration adjustments	$35,914	$16,467	$36,344
Distributions from non-consolidated affiliates	$3,761	$4,138	$7,951
One time incentive	$9,649	$-	$-
Other items, net(2)	$-	$-	$8,327
Adjusted EBITDA	$153,340	$179,356	$197,663
Pro forma adjustments(3)	$17,582	$12,710	$23,268
Other adjustments(4)	$6,462	$5,186	$11,442
Covenant EBITDA	$177,384	$197,252	$232,373

____________________

(1)	At December 31, 2013, stock-based compensation included $78.0 million relating to the cash settlement of the Company’s Stock Appreciation Rights.

(2)	For the year ended December 31, 2015, consists of one-time gains related to the former Chief Executive Officer’s repayment to the Company for certain perquisites and expenses of $11.3 million, legal fees and related expenses, net of insurance proceeds, relating to the ongoing Securities Exchange Commission (the “SEC”) investigation of $12.7 million, one-time charge for the balance of prior cash bonus award amounts paid to the former Chief Executive Officer and Chief Accounting Officer of $5.8 million that will not be recovered and write-off of certain assets related to the Chief Executive Officer and Chief Accounting Officer terminations of $1.1 million.

(3)	For the year ended December 31, 2013, consists of $4.4 million relating to the effect of acquisitions consummated in 2013, as if they were consummated on January 1, 2013, and $13.1 million of synergies from such acquisitions, operating expense reductions or other operating improvements. For the year ended December 31, 2014, consists of $1.0 million relating to the effect of acquisitions consummated in 2014, as if they were consummated on January 1, 2014, and $11.7 million of synergies from such acquisitions, operating expense reductions or other operating improvements. For the year ended December 31, 2015, consists of $1.5 million relating to the effect of acquisitions consummated in 2015, as if they were consummated on January 1, 2015, and $21.8 million of synergies from such acquisitions, operating expense reductions or other operating improvements.

(4)	For the year ended December 31, 2013, consists of one-time severance of $5.1 million and legal settlement costs of $1.3 million. For the year ended December 31, 2014, consists of one-time severance of $3.6 million and legal settlement costs of $1.6 million. For the year ended December 31, 2015, consists of one-time severance of $11.4 million.

Item 7.01. Regulation FD Disclosure

In connection with a confidential offering circular related to the private placement of the Notes (as defined below) by the Company described in Item 8.01 below, the Company is disclosing certain information provided to potential investors in the offering of the Notes.

Senior Secured Revolving Credit Facility

The Company had $139.2 million outstanding under its senior secured revolving credit facility (the “Credit Facility”), as of March 16, 2016. Concurrently with this offering, the Company intends to amend the Credit Facility in order to permit this offering to the extent not otherwise permitted. The amendment to the Credit Facility is contingent upon certain conditions, including the consummation of the private placement of the Notes and other customary conditions. The Company anticipates that the closing of the amendment to the Credit Facility will be consummated concurrently with the closing of such private placement. At any time, the Company may seek certain amendments to the Credit Facility, including to permit foreign borrowing facilities and/or an extension of the maturity date, although there is no assurance as to when or if the Company will be able to consummate any such amendments.

Adjusted EBITDA and Covenant EBITDA

The information set forth above under Item 2.02 of this Current Report on Form 8-K is incorporated by reference into this Item 7.01.

Business Strengths and Strategies

Strengths

The Company believes its principal strengths include the following:

Proven Partnership Model with Leading Marketing Services Agencies

The Company partners with entrepreneurial and media-agnostic marketing services agencies across North America and Europe, including firms such as 72andSunny, Allison+Partners, Anomaly, Concentric Health Experience, Colle + McVoy, Crispin Porter + Bogusky (“CP+B”), Doner, Gale Partners, HL Group, Hunter, KBS, Kwittken, Laird + Partners, mono, Redscout, Relevent, Sloane & Company, TEAM, Vitro and Y Media Labs. Its partnership structure creates an ongoing alignment of interests between the parent company and the core operational talent to drive financial performance. The perpetual partnership model functions by (1) identifying partners with a sustainable differentiated position in the marketplace and understanding the increasingly complex and fragmented media landscape; (2) creating a partnership structure generally by taking a majority ownership position and leaving a substantial minority equity or economic ownership position in the hands of operating management to incentivize long-term growth; (3) ensuring long-term growth of the Company’s subsidiary agencies (the “Partner Firms”) by providing succession planning support and alignment of second-generation leadership incentives; (4) providing access to financial and human resources and leveraging the network’s scale; and (5) delivering strong financial results. As a result of the Company’s experience in acquiring over 40 companies since its founding, the Company has developed a sound investment strategy and best practices for integration and sustainable growth acceleration which combine to reduce risk broadly inherent with strategic acquisitions. The Company believes its perpetual partnership model also allows the Company to reduce overhead costs and contributes to a favorable tax portfolio.

Leadership and Focus on Creativity & Innovation

The Company’s vision, focus on creativity and innovation, and significant investments in its Partner Firms have fueled its industry-leading growth and enabled the Company to deliver marketing solutions that help solve its clients’ complex marketing challenges. The Partner Firms are among the most awarded in the industry for their creative, strategic and transformative work on behalf of clients. In the last four years, 72andSunny has been named Agency of the Year by Adweek, Advertsing Age and Creativity, as well as one of Fast Company’s ‘‘World’s 50 Most Innovative Companies.’’ CP+B has been named ‘‘Agency of the Decade’’ by Advertising Age and is the only agency in the world to have won the Titanium Grand Prix three times at the Cannes Lions Global Advertising Festival, largely viewed as the arbiter of creativity in the advertising industry. In the last two years, The Holmes Report has meanwhile named Allison+Partners Grand North American PR Agency of the Year as well as Most Innovative Agency of the Year, while naming Sloane & Company its Corporate Agency of the Year.

Modern Agency Model

The Company offers a modern alternative to traditional agency networks that have inefficient legacy infrastructures and restrictive models impeding their agencies’ innovation. The Company believes that the agency model of the future relies on being able to provide clients with media-agnostic solutions that navigate the increasingly fragmented media landscape by reaching its clients’ target customers no matter where they may be. The Company’s digital, mobile and social capabilities not only enhance its clients’ ability to target their customers, but given that they are interactive in nature, enable the Company to more accurately measure the effectiveness of their marketing expenditures. Digital marketing and data-driven communications services are consuming a growing portion of marketing dollars, and the Company expects to continue to aggressively grow its integrated and specialized capabilities in this area. In addition, the Company’s modern, nimble model is designed around a collaborative and technologically progressive global offering that enables its Partner Firms to design and execute global marketing solutions without relying on brick-and-mortar locations in all markets.

High Quality Portfolio of Clients in Diverse Industries

The Company serves approximately 1,700 clients across diverse industries, including some of the world’s most notable global brands. Its partnership structure allows the Company to work with clients within the same business sector through its different agencies, as well as maintain a diversified client base by sector. Over recent years, the Company has effectively reduced its client concentration, with its top ten clients based on revenue accounting, in aggregate, for approximately 26.9%, 24.7% and 23.9% of revenues in 2013, 2014 and 2015, respectively. During 2015, 2014 and 2013, the Company did not have a client that accounted for 5% or more of revenues. As the Company continues to grow, it expects its client base to diversify and the percentage of its total revenue attributable to its top ten clients to decrease further. Currently, within many of its largest clients, the Company represents multiple brands or divisions across multiple advertising and marketing disciplines, thereby providing a further layer of diversity.

Strong Cash Generation

The Company’s business model has highly attractive cash flow characteristics that allow the Company to generate significant cash flow to help fund its growing business. Specifically, the Company has strong Adjusted EBITDA margins and near-term visibility for further expansion, and its business operates with low levels of capital intensity given that the Company is primarily a people-based business. For example, as a percentage of revenue, net capital expenditures have been 1.6%, 1.9%, and 1.5% for the years 2015, 2014 and 2013, respectively. The Company is continuously focused on optimizing its operations to maximize cash generation as it views that cash generation is the best metric by which to generate value for its stakeholders and to improve its creditworthiness.

Experienced Management Team with Proven Track Record

The Company is led by a proven team of seasoned executives who have a long-term track record of success in the advertising business. With an average of seven years with the company and significant prior industry experience, its management team has successfully demonstrated an ability to efficiently operate, manage and grow a profitable portfolio of diverse advertising businesses through periods of dramatic changes in consumer behavior and technological advancement, and through economic cycles. In addition, the team has a long-standing track record of executing acquisitions, investments and integration efforts as well as recruiting and incentivizing key talent that are the drivers of its operating businesses. In turn, its operating subsidiaries are run by some of the most successful and recognized entrepreneurs in the industry.

Strategies

Based on the simple premise that the most entrepreneurial talent will create the most value for clients, the Company operates under its unique ‘‘perpetual partnership’’ model to attract and fuel superior talent, and in turn attract desirable clients, foster growth and drive financial success. The Company offers an alternative to traditional agency networks that have rigid structures, restrictive procedures, geographically overbuilt infrastructures, and inefficient legacy models to protect. The Company encourages creativity, innovation, and autonomy in its Partner Firms while providing strategic, human and financial resources with the goal of improving operating performance. The Company believes its Partner structure not only attracts and retains the best talent, but encourages collaboration that allows the Company to provide a full range of marketing and communications services to its clients on an integrated basis across Partner Firms. While the Company is one of the ten largest advertising and marketing services firms, in terms of revenue, in the world according to AdAge, the Company believes there is opportunity to gain market share both in North America and around the world. The Company believes that it can enhance its success by implementing the following business strategies:

Emphasize Its Nimble, Media-Agnostic Platform

The Company believes that its Partner Firms are more nimble than many of the legacy agencies against which they compete. Therefore they are able to offer integrated media-agnostic solutions without being limited to any particular media or marketing discipline, and to do so with more speed than competitors. This means being able to provide solutions leveraging digital technologies and media in addition to traditional media advertising, and as the rise of new media adds to the complexity of the advertising landscape, the Company believes its media-agnostic approach becomes even more advantageous.

Selectively Pursue Strategic Acquisitions

Part of the Company’s growth strategy is to pursue a disciplined approach to strategic acquisitions that add to its existing capabilities and where the Company believes it can help improve the revenue and profit growth of the underlying business. Its partnership strategy facilitates an ongoing alignment of interests to drive performance across the businesses and is designed to secure agency management for the long-term and facilitate succession planning. The Company looks for the opportunity to partner with businesses that (1) have a sustainable competitive differentiation, (2) are proven creative and strategic experts in creative business solutions in a digital economy, (3) have significant growth potential within the support structure of the Company, (4) have capable management teams, (5) have an ability to collaborate across the Company’s network, and (6) have a proven track record of success. The Company believes that this disciplined approach to new partnership opportunities given the above focus and its priority return acquisition structure reduces the risk broadly inherent in strategic acquisitions.

Maintain a Broad Platform of Strategic Services

Over recent years, the Company has focused on broadening its service offerings to be able to help clients improve marketing investment returns. Both organically and via acquisitions the Company has developed scaled platforms in public relations, media buying, media planning, social media, mobile marketing and data analytics, which the Company believes have enabled it to meet the needs of more clients, cross-sell its services to existing clients at a higher rate and generally leverage some of the fastest-growing components of marketing budgets. Annualized net new business (expected annualized revenues of assignment wins minus losses), excluding discontinued operations, has also increased from $54 million to $117 million in 2015.

Pursue a Deliberate, Modern Global Expansion Strategy

As part of its disciplined growth strategy, over recent years, the Company has invested in building out a modern global presence with certain of its Partner Firms opening offices in Europe, Asia and Latin America to leverage existing client relationships on a global basis. As a network, the Company has also benefitted from the collaborative nature of its entrepreneurial structure, leveraging the scale of its operations to provide efficient sharing of resources in new markets and avoiding duplication of support functions across Partner Firms in these emerging markets. This strategic expansion strategy, in stark contrast to the outdated model pursued by many of its competitors whereby they are left with overbuilt and inefficient brick-and-mortar offices across the globe, has contributed to the Company’s standing as the fastest-growing network in the industry.

Continue to Focus on High Growth Digital Platforms

The Company continues to focus on ensuring that it offers its clients the ability to leverage digital technologies and media to effectively market to consumers. The Company achieves this through internal investment in digital and social media talent, by partnering and investing with innovative digital and mobile firms and by organically growing its existing digital initiatives. The Company expects these digital capabilities will serve to help the Company’s agencies to differentiate their respective competitive offerings and deliver results to its clients.

Expand Margins by Leveraging Its Corporate Overhead Structure

The Company plans to contain corporate expense growth to a rate lower than the growth of its overall business, thereby providing further operating leverage. Currently, the Company provides centralized functional services, including accounting and finance, procurement, legal services, real estate expertise, strategic sourcing, recruitment assistance, employee benefits and executive compensation management.

Risk Factor

The Company is the subject of an ongoing SEC investigation and related class action lawsuits, which could divert management’s attention and result in substantial investigation expenses, monetary fines and other possible remedies.

On October 5, 2014, the Company received a subpoena from the SEC. In a letter accompanying the subpoena, the SEC stated that it is conducting an investigation of the Company. The SEC’s subpoena requested the production of documents and communications that, among other things, relate to: (i) reimbursement of expenses on behalf of the Company’s then-current Chief Executive Officer, Miles Nadal; (ii) the Company’s goodwill and related accounting practices; and (iii) information relating to trading in the Company’s securities by third parties. The investigation is ongoing and the Company is fully cooperating with the SEC.

In connection with this production of documents, the Company formed a Special Committee of independent directors to review, among other things, certain matters relating to the reimbursement of expenses incurred by Mr. Nadal. The Special Committee conducted an extensive review of perquisites and payments made by the Company on behalf of Mr. Nadal during the period 2009 through 2014. These payments included medical expenses, travel and commutation expenses, charitable donations and other expenses which lacked appropriate substantiation, over a six (6) year period. On July 20, 2015, Mr. Nadal resigned from his position as Chief Executive Officer and from his position as a member and Chairman of the Board of Directors. In connection with his resignation, through December 31, 2015, Mr. Nadal paid the Company for the expenses for which the Company sought reimbursement, in an aggregate amount equal to $11,285,000. In addition, Mr. Nadal agreed to repay the Company $10,581,605 in connection with amounts required to be repaid pursuant to prior cash bonus awards.

While the Company believes that these repayments and additional remedial actions implemented are an appropriate response to the findings identified by the Special Committee to date, the ultimate outcome of the SEC’s investigation and amount of resources needed to resolve regulatory actions and requests is unpredictable and may remain unknown for a long period of time. The SEC may choose to expand the scope of its investigation or initiate an enforcement action to bring charges against the Company or one or more members of the Company’s former management. In addition, the SEC may seek to impose substantial monetary sanctions. The Company’s exposure under these matters will also include its indemnification obligations to current and former officers and directors against losses incurred in connection with these matters, including reimbursement of legal fees.

Although the Company maintains insurance for claims and lawsuits of this nature and has been involved in ongoing discussions with the insurers to seek coverage for such claims and lawsuits, its insurance coverage does not apply in all circumstances and may be denied or insufficient to cover the costs related to the SEC investigation and the fees and potential damages and/or settlement costs relating to the recently filed class action lawsuits. Moreover, adverse publicity associated with regulatory actions and investigations could decrease client demand for its partner agencies’ services. As a result, the SEC investigation and the recently filed securities class action lawsuits could have a material adverse effect on the Company’s business, reputation, financial condition, results of operations, liquidity and the trading price of its Class A shares.

Item 8.01. Other Events.

Commencement of Private Placement

On March 17, 2016, the Company commenced a private placement of $800 million aggregate principal amount of its senior notes due 2024 (the “Notes”). The Company intends to use the net proceeds of this offering, together with cash on hand and/or drawdowns on the Credit Facility, to redeem all $735.0 million aggregate principal amount of its outstanding 6.75% Senior Notes due 2020 (the “Existing Notes”), to pay accrued interest, related premiums, fees and expenses. A copy of the Company’s press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference.

The Notes and related guarantees will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) and therefore may not be offered or sold within the United States or to U.S. persons, except to “qualified institutional buyers” in reliance on the exemption from registration provided by Rule 144A under the Securities Act and to certain persons in offshore transactions in reliance on Regulation S under the Securities Act. You are hereby notified that sellers of the Notes and related guarantees may be relying on the exemption from the provisions of Section 5 of the Securities Act provided by Rule 144A under the Securities Act. This announcement does not constitute an offer to sell or the solicitation of an offer to buy the Notes and related guarantees in any jurisdiction in which such an offer or sale would be unlawful.

Redemption of Existing Notes

On March 17, 2016, in connection with the offering of the Notes, the Company called for redemption all $735.0 million aggregate principal amount of the Existing Notes at a redemption price equal to 103.375% of the principal amount thereof plus accrued and unpaid interest to, but excluding, the redemption date. The redemption of the Existing Notes is conditioned upon the closing of the offering of the Notes and the receipt by the Company of net proceeds from the offering in an amount sufficient to pay the redemption price, together with cash on hand and/or drawdowns on the Credit Facility.

Item 9.01. Financial Statements and Exhibits.

(d) Exhibit

99.1	Text of press release issued by the Company on March 17, 2016, regarding the commencement of the private placement of the Notes.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed by the undersigned hereunto duly authorized.

Date: March 17, 2016

MDC Partners Inc.

By:	/s/ Mitchell Gendel
Name: Mitchell Gendel
Title: General Counsel & Corporate Secretary